Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS NEW INDEPENDENT DIRECTOR

New York, NY, May 19, 2017 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND), a global provider of expedition cruises and adventure travel experiences, today announced that it has appointed Daniel J. Hanrahan to serve as an independent director of the Company. In addition, Mr. Hanrahan was appointed as a member of the Audit Committee of the Board.

“Dan Hanrahan brings more than 30 years of public company experience to Lindblad’s board of directors, where he has served as both a board member as well as in a wide range of senior operating roles. Having led Celebrity Cruises for 7 years where he was responsible for the repositioning of the brand with their Modern Luxury campaign as well as the development and launch of their Solstice class fleet, Dan brings a wealth of operational knowledge and experience in the cruise industry, and we look forward to adding his voice and expertise to our distinguished board,” said Mark Ein, Chairman of the Board of Lindblad Expeditions.

Mr. Hanrahan has served in a variety of marketing, sales, general management, president and chief executive officer roles across the consumer packaged goods, retail, travel, service and hospitality sectors. He most recently served as the president, CEO and director of the Regis Corporation, a global leader in beauty salons and cosmetology, from 2012 to 2017. Prior to joining Regis Corporation, from 2007 to 2012, he was president and CEO of Celebrity Cruises, a cruise line and division of Royal Caribbean Cruises. His distinguished career has also included executive-level positions with Polaroid Corporation and Reebok International Ltd. Since 2012, Mr. Hanrahan currently serves as a Director of Cedar Fair, L.P., a leader in regional amusement parks, water parks and active entertainment, and is a member of their Audit and Compensation Committees. In 2004, he was named one of the “Top 25 Extraordinary Minds in Hospitality Sales and Marketing” by Hospitality and Sales Marketing Association International. He received a Bachelor’s of Business Administration degree from the University of Wisconsin.

"We are thrilled to welcome Dan to the Lindblad Expeditions board of directors. Dan comes to us with a deep knowledge of the cruise industry and the hospitality industry at large, and will bring an array of insights and experience that will be extremely instructive as Lindblad continues to grow and expand our operations, "said Sven-Olof Lindblad, President and Chief Executive Officer of Lindblad.

“I am delighted to be joining the Lindblad board during this exciting chapter in Lindblad’s rich history. Since leading the first citizen expedition to Antarctica in 1966 the Lindblad name has been synonymous with exploration, innovation and excellence in travel, and with three new ships on the horizon the Company will soon be able to offer these life changing experiences to even more guests each year, in an increasing array of destinations, ”stated Dan Hanrahan.

About Lindblad Expeditions Holdings Inc.

Lindblad is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. Lindblad’s common stock and warrants trade on The NASDAQ Stock Market under the symbols LIND and LINDW, respectively.

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Contact: Patty Disken-Cahill, Lindblad Expeditions, pattydc@expeditions.com, 212-261-9081